FOR BETTER LIVING, INC.

                       INCENTIVE BONUS COMPENSATION PLAN

Effective September 15, 1980, the Incentive Bonus Compensation Plan for Chief Executive Officers ("CXO") of the Company and its operating subsidiaries has been amended by the Board of Directors of the Company ("Board"). The provisions of the Plan, as amended, are as follows:

Part I. For the size of the participant's area of profit responsibility -- a payment of 4% of the audited earnings before taxes ("earnings") for the first $500,000 earned; plus 3% of the earnings between $500,000 and $1,000,000; plus 2% of the earnings between $1,000,000 and $2,000,000; plus
     1% of the earnings above $2,000,000.

Part II. If the hardcore commitment is achieved, for improvement over the best prior year (agreed best prior year targets to be stated in writing), an additional amount equal to the greater of: (A) 5% of the increase in such earnings over the previous high since assumption of profit responsibility by the participant, (B) 10% of the increase in the hardcore commitment over such commitment in the prior year, or (C) 10% of the increase in earnings on investment, viz, 10% of the amount by which earnings were increased on every dollar of invested capital (equity and long-term debt) over the previous high for the area of operations up to a maximum of 100% of earnings on invested capital (for earnings in excess of $2,000,000, the percentages are one-half the rates specified in (A), (B) and (C), above.)

Ground Rules: The Board requires that the Company and its operating subsidiaries' earnings and bonus rewards be achieved by complying with the Company's basic policies, which include observance of applicable laws and principles of integrity in dealing with employees. In this section, the Board does not propose to cite all possible rules or contingencies governing the Incentive Bonus Compensation Plan, but the following rules are mentioned for examples and for emphasis:

     A. The incentive is payable only for a whole year's work and will be payable only if the CXO remains in that position until completion of the year for which the bonus was calculated. Effective January 1, 1980, non-forfeitable advance payments may be made under this Plan on a quarterly basis. Such payments will be at the rate of 50% of the amount computed under Part I, above, calculated on a year-to-date basis.

     B. Internal target and hardcore figures must be established with the Board in the Total Annual Plan meeting at the beginning of each fiscal year; however, adjustments in these amounts may be appealed to the Board during the first ninety days of the fiscal year.

     C. Accounting calculations will be made in accordance with the latest provisions of the Company's Accounting Manual.

     D. All payments made under the Plan are subject to normal Federal, State and Local withholding taxes.


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IN WITNESS  WHEREOF,  the  Company  has caused  this  APPENDIX to the FOR BETTER
LIVING, INC. PERFORMANCE SHARE PLAN to be executed by its duly authorized officers and the corporate seal to be hereunto affixed effective this 13th day of October, 1987.

FOR BETTER LIVING, INC.

                             By: /s/ Frank Ciotti       Executive Vice President
                                 -----------------------------------------------

                             Attest: /s/ W. J. Nolan
                                    --------------------------------------------